Exhibit 99.1

NEWS RELEASE HOUSTON and LONDON, October 24, 2014

LyondellBasell Reports Record Third-Quarter 2014 Results

Third-Quarter 2014 Highlights

•	Second consecutive quarter of record earnings

•	Diluted earnings per share of $2.46

•	Income from continuing operations of $1.3 billion

•	EBITDA of $2.0 billion

•	O&P Americas segment achieved EBITDA exceeding $1.1 billion

•	Announced the development of two new growth projects during the quarter

•	$5.4 billion of share repurchases and dividends year to date

•	Repurchased approximately 12 million shares during the third quarter

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the third quarter 2014 of $1.3 billion, or $2.46 diluted earnings per share. Third quarter 2014 EBITDA was $2.0 billion. The quarter includes a $45 million non-cash charge for the impact of a lower of cost or market (LCM) inventory adjustment. The increase from the second quarter 2014 was primarily due to increased earnings in our Olefins and Polyolefins – Americas segment.

Comparisons with the prior quarter and third quarter 2013 are shown below:

Table 1 - Earnings Summary

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars (except share data)	2014	2014	2013	2014	2013
Sales and other operating revenues	$12,066	$12,117	$11,152	$35,318	$32,924
Net income(a)	1,257	1,176	851	3,377	2,678
Income from continuing operations(b)	1,260	1,173	854	3,376	2,683
Diluted earnings per share (U.S. dollars):
Net income(c)	2.45	2.23	1.50	6.38	4.66
Income from continuing operations(b)	2.46	2.22	1.51	6.38	4.67
Diluted share count (millions)	512	527	567	529	575
EBITDA(d)	2,035	1,941	1,531	5,644	4,768

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	Please see Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

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“We are pleased to deliver a second consecutive quarter of record earnings, and our best quarter ever. During the third quarter we achieved diluted earnings per share from continuing operations of $2.46 and, for the first time, EBITDA exceeded $2 billion. Our Olefins and Polyolefins- Americas segment generated EBITDA in excess of $1.1 billion during the quarter. A tight U.S. ethylene market helped drive the record earnings,” said Jim Gallogly, LyondellBasell Chief Executive Officer.

“In addition to our strong earnings, we continue to return cash to our shareholders. During the quarter, dividends and share repurchases totaled $1.6 billion. We repurchased approximately 12 million shares during the third quarter, and approximately 46 million shares year to date. Since the first share repurchase program was started in May 2013, we have repurchased approximately 73 million shares, or approximately 13 percent of the shares outstanding,” continued Gallogly.

“Industry fundamentals remained strong during the quarter, and we continue to make progress on our investment program. Late in the quarter we initiated production from the 800 million pound per year La Porte ethylene expansion. This is the first of multiple ethylene expansions by the company, putting us well ahead of new greenfield plants pursued by others in the industry. In addition, we announced the development of two new growth projects, a further expansion of our Channelview olefins complex and a new U.S. Gulf Coast PO/TBA plant. Both projects take advantage of the favorable environment for North American raw materials, and the PO/TBA plant leverages our proprietary technology. These projects demonstrate that LyondellBasell has continued organic growth opportunities,” Gallogly added.

OUTLOOK

“Despite declines in crude oil prices, U.S. industry fundamentals remained favorable through the first weeks of October. Domestic ethylene and polyolefins pricing remained strong, and we continued to benefit from favorable NGL pricing. Our fourth quarter results should be favorably impacted by the new La Porte ethylene capacity. Additionally, our refinery should begin receiving shipments of Canadian crude from the Flanagan South pipeline. However, we historically experience margin compression in products such as oxyfuels in winter months and slower polyolefin demand around the holiday season. Recent crude oil price declines are expected to ultimately impact domestic margins but today’s tight market conditions may delay the timing of potential declines. We are watching to see how this develops. Given favorable NGL prices, our domestic assets remain significantly advantaged,” Gallogly noted.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International; 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

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Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income	$1,068	$898	$759	$2,622	$2,452
EBITDA	1,157	978	841	2,871	2,690

Three months ended September 30, 2014 versus three months ended June 30, 2014 – The segment achieved record EBITDA results in the third quarter of 2014. EBITDA increased $179 million versus the second quarter 2014. Third quarter results include a $45 million non-cash LCM charge generated from a decline in inventory valuation. Compared to the prior period, olefins results increased approximately $220 million. This increase was largely driven by an increase in the average ethylene price of approximately eight cents per pound during the period. Third quarter ethylene sales volumes increased despite being negatively impacted by the delayed restart of the La Porte olefins plant. Combined polyolefin results decreased by approximately $40 million from the second quarter 2014. Strong demand was offset by a decrease in the ethylene to polyethylene price spread of seven cents per pound. Joint venture equity income was stable quarter on quarter.

Three months ended September 30, 2014 versus three months ended September 30, 2013 – EBITDA increased $316 million versus the third quarter 2013. The third quarter 2014 included a $45 million non-cash LCM charge. Olefins results increased approximately $260 million compared to the prior year period. Margins benefited from lower NGL costs and an approximately nine cents per pound higher average price of ethylene compared to the prior year period. Ethylene demand improved primarily from increased internal polyethylene production. Polyethylene results increased by approximately $35 million as volume improved by approximately 15 percent. Polypropylene results increased by approximately $10 million primarily from higher margins. Joint venture equity income decreased by $1 million.

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Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income	$223	$190	$78	$638	$360
EBITDA	343	319	204	1,018	724

Three months ended September 30, 2014 versus three months ended June 30, 2014 – EBITDA increased $24 million versus the second quarter 2014. Olefins results increased by approximately $35 million primarily due to lower production costs. Approximately 55 percent of our ethylene production was sourced from advantaged raw materials. Ethylene operating rates were 95 percent during the third quarter. Combined polyolefin results increased by approximately $15 million. Combined polypropylene compounds and polybutene-1 results declined approximately $15 million as volume declined approximately 6 percent from lower seasonal demand. Equity income from joint ventures decreased by $7 million from the second quarter 2014 primarily as a result of planned and unplanned maintenance.

Three months ended September 30, 2014 versus three months ended September 30, 2013 – EBITDA increased $139 million versus the third quarter 2013. Olefins results increased by approximately $85 million primarily as a result of higher margins from processing advantaged feedstocks, lower naphtha, higher operating rates, and improved co-product values. Combined polyolefin results increased approximately $50 million primarily as a result of higher margins. Polypropylene compounds and polybutene-1 results decreased by approximately $10 million from the prior year period. Equity income from joint ventures increased $8 million from the third quarter 2013.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls (acetic acid, vinyl acetate monomer and methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 4 - I&D Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income	$321	$375	$371	$1,012	$979
EBITDA	383	430	427	1,188	1,138

Three months ended September 30, 2014 versus three months ended June 30, 2014 – EBITDA decreased $47 million versus the second quarter 2014. Results for PO and PO derivatives increased by approximately $25 million. Increased PO volumes and higher PO derivative margins drove the increase. Intermediate chemicals results decreased by approximately $50 million. Lower styrene results and unplanned outages at our ethylene oxide and methanol plants were responsible for the decline. Oxyfuels results declined by approximately $20 million due to lower sales volumes. Equity income from joint ventures increased by $3 million.

Three months ended September 30, 2014 versus three months ended September 30, 2013 – EBITDA decreased $44 million compared to the third quarter 2013. Results for PO and PO derivatives increased by approximately $30 million as a result of higher volumes and better pricing as a result of tight PO supply. Intermediate chemicals results were lower by approximately $55 million despite higher methanol volume. Styrene raw material margins declined approximately 13 cents per pound from strong third quarter 2013 margins. Oxyfuels results decreased by approximately $30 million. Equity income from joint ventures decreased $4 million from the third quarter 2013.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income (loss)	$67	$95	($37)	$248	($70)
EBITDA	110	137	8	376	48

Three months ended September 30, 2014 versus three months ended June 30, 2014 – EBITDA decreased $27 million versus the second quarter 2014. The refinery processed 264,000 barrels per day, up 7,000 barrels per day from the prior quarter. Compared to the prior quarter, the Maya 2-1-1 benchmark crack spread declined by $2.66 per barrel, averaging $24.35 per barrel. The corresponding Houston refinery spread experienced a smaller decline due primarily to favorable crude purchases relative to Maya. Hydrodesulfurization unit maintenance lowered finished product yields resulting in lower margins. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards was relatively unchanged versus the second quarter 2014.

Three months ended September 30, 2014 versus three months ended September 30, 2013 – EBITDA increased $102 million versus the third quarter 2013. The refinery processed 14,000 barrels per day more than the prior year period. Compared to the third quarter 2013, the Maya 2-1-1 benchmark spread increased $1.13 per barrel. The refinery also benefited from better margins on secondary products, such as propylene, naphtha, and NGLs. The cost of RINs decreased by approximately $10 million compared to the same quarter last year.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 - Technology Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income	$26	$56	$35	$142	$124
EBITDA	41	71	52	188	$177

Three months ended September 30, 2014 versus three months ended June 30, 2014 – EBITDA decreased by $30 million from lower licensing results.

Three months ended September 30, 2014 versus three months ended September 30, 2013 – EBITDA decreased by $11 million from lower licensing results.

Capital spending and cash balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $338 million in the third quarter 2014. Our cash and short-term securities balance was $2.9 billion at September 30, 2014. We repurchased approximately 12 million of our outstanding ordinary shares and paid $358 million in dividends during the third quarter of 2014. There were 504 million common shares outstanding as of September 30th.

CONFERENCE CALL

LyondellBasell will host a conference call October 24 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. For international numbers, go to www.lyb.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 1231245.

A replay of the call will be available from 2 p.m. ET October 24 until November 24 at 11 p.m. ET. The replay dial-in numbers are 800-947-6627 (U.S.) and +1 203-369-3974 (international). The pass code for each is 3675.

The slides that accompany the call will be available at http://www.lyb.com/earnings.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 55 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2013, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the

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underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	George Smalley +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,244	$3,251	$3,315	$3,279	$13,089	$3,357	$3,462	$3,750	$10,569
Olefins & Polyolefins - Europe, Asia, International	3,800	3,708	3,594	3,583	14,685	3,778	4,069	3,995	11,842
Intermediates & Derivatives	2,282	2,217	2,452	2,521	9,472	2,429	2,706	2,691	7,826
Refining	2,468	3,077	3,177	2,976	11,698	2,756	3,250	3,146	9,152
Technology	134	132	124	142	532	136	144	107	387
Other	(1,259)	(1,282)	(1,510)	(1,363)	(5,414)	(1,321)	(1,514)	(1,623)	(4,458)

Continuing Operations	$10,669	$11,103	$11,152	$11,138	$44,062	$11,135	$12,117	$12,066	$35,318

Operating income (loss):
Olefins & Polyolefins - Americas	$821	$872	$759	$801	$3,253	$656	$898	$1,068	$2,622
Olefins & Polyolefins - Europe, Asia, International	93	189	78	17	377	225	190	223	638
Intermediates & Derivatives	323	285	371	321	1,300	316	375	321	1,012
Refining	(17)	(16)	(37)	92	22	86	95	67	248
Technology	50	39	35	33	157	60	56	26	142
Other	(3)	(5)	1	—	(7)	(3)	(1)	1	(3)

Continuing Operations	$1,267	$1,364	$1,207	$1,264	$5,102	$1,340	$1,613	$1,706	$4,659

Depreciation and amortization:
Olefins & Polyolefins - Americas	$75	$69	$73	$76	$293	$73	$74	$84	$231
Olefins & Polyolefins - Europe, Asia, International	77	76	78	56	287	70	67	65	202
Intermediates & Derivatives	48	50	50	56	204	55	56	55	166
Refining	36	37	45	42	160	42	42	42	126
Technology	17	20	16	22	75	16	15	16	47
Other	—	2	—	—	2	—	—	—	—

Continuing Operations	$253	$254	$262	$252	$1,021	$256	$254	$262	$772

EBITDA: (a)
Olefins & Polyolefins - Americas	$898	$951	$841	$883	$3,573	$736	$978	$1,157	$2,871
Olefins & Polyolefins - Europe, Asia, International	225	295	204	115	839	356	319	343	1,018
Intermediates & Derivatives	373	338	427	354	1,492	375	430	383	1,188
Refining	20	20	8	134	182	129	137	110	376
Technology	66	59	52	55	232	76	71	41	188
Other	3	(11)	(1)	2	(7)	(4)	6	1	3

Continuing Operations	$1,585	$1,652	$1,531	$1,543	$6,311	$1,668	$1,941	$2,035	$5,644

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$122	$122	$218	$183	$645	$231	$306	$208	$745
Olefins & Polyolefins - Europe, Asia, International	63	46	44	76	229	33	27	45	105
Intermediates & Derivatives	106	141	119	77	443	45	52	50	147
Refining	93	67	36	13	209	32	20	27	79
Technology	7	6	7	10	30	2	6	6	14
Other	—	5	(1)	1	5	—	4	2	6

Total	391	387	423	360	1,561	343	415	338	1,096
Deferred charges included above	—	—	—	—	—	—	—	—	—

Continuing Operations	$391	$387	$423	$360	$1,561	$343	$415	$338	$1,096

(a)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net income attributable to the Company shareholders	$901	$929	$853	$1,174	$3,857	$945	$1,178	$1,258	$3,381
Net income (loss) attributable to non-controlling interests	(1)	(2)	(2)	1	(4)	(1)	(2)	(1)	(4)
(Income) loss from discontinued operations, net of tax	6	(4)	3	2	7	(1)	(3)	3	(1)

Income from continuing operations	906	923	854	1,177	3,860	943	1,173	1,260	3,376
Provision for income taxes	357	410	339	30	1,136	383	425	434	1,242
Depreciation and amortization	253	254	262	252	1,021	256	254	262	772
Interest expense, net	69	65	76	84	294	86	89	79	254

EBITDA	$1,585	$1,652	$1,531	$1,543	$6,311	$1,668	$1,941	$2,035	$5,644

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Table 9 - Selected Segment Operating Information

	2013					2014
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,337	2,412	2,111	2,156	9,016	1,979	1,721	2,301	6,001
Propylene produced	624	529	652	646	2,451	611	648	559	1,818
Polyethylene sold	1,396	1,389	1,378	1,409	5,572	1,406	1,451	1,577	4,434
Polypropylene sold	565	637	669	642	2,513	614	632	681	1,927
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	94.43	94.17	105.80	97.60	98.06	98.61	102.99	97.25	99.62
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	113.86	104.64	109.94	101.12	107.31	104.36	105.55	101.03	103.63
Natural gas (USD per million BTUs)	3.45	4.22	3.68	3.70	3.78	5.01	4.74	4.19	4.65
U.S. weighted average cost of ethylene production (cents/pound)	13.8	15.7	16.6	18.6	16.2	20.0	17.1	14.5	17.1
U.S. ethylene (cents/pound)	48.0	46.3	45.8	46.5	46.7	48.3	47.2	51.8	49.1
U.S. polyethylene [high density] (cents/pound)	66.7	68.7	71.7	75.0	70.5	76.3	77.0	78.0	77.1
U.S. propylene (cents/pound)	75.0	63.3	68.3	68.2	68.7	73.3	69.7	70.8	71.3
U.S. polypropylene [homopolymer] (cents/pound)	88.0	76.2	82.3	82.2	82.2	88.3	84.7	86.3	86.4

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	912	991	984	930	3,817	989	1,024	1,039	3,052
Propylene produced	577	610	597	568	2,352	582	617	629	1,828
Polyethylene sold	1,206	1,314	1,212	1,167	4,899	1,275	1,363	1,284	3,922
Polypropylene sold	1,657	1,821	1,612	1,531	6,621	1,509	1,707	1,633	4,849
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	36.2	29.3	34.9	38.5	34.7	32.9	34.3	31.5	32.9
Western Europe ethylene	58.6	54.4	55.0	55.1	55.8	54.7	52.8	54.1	53.9
Western Europe polyethylene [high density]	61.2	56.8	57.9	57.1	58.2	56.1	54.8	55.4	55.5
Western Europe propylene	50.6	47.9	49.6	49.9	49.5	51.3	52.2	51.9	51.8
Western Europe polypropylene [homopolymer]	59.1	56.1	58.1	58.2	57.9	59.9	61.3	61.4	60.9

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	683	665	665	729	2,742	772	726	768	2,266
Ethylene oxide and derivatives	260	277	294	346	1,177	262	319	211	792
Styrene monomer	703	589	756	832	2,880	683	870	933	2,486
Acetyls	431	470	506	510	1,917	683	592	613	1,888
TBA Intermediates	434	357	425	442	1,658	416	391	461	1,268
Volumes (million gallons)
MTBE/ETBE	185	235	241	222	883	188	266	245	699
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	104.9	88.4	86.8	37.8	79.1	63.4	90.7	111.8	86.4

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	173	265	250	239	232	247	257	264	256
Benchmark Market Margins
Light crude oil - 2-1-1	11.53	14.63	12.63	12.67	12.89	13.18	17.29	14.20	14.90
Light crude oil - Maya differential	11.17	6.95	10.59	11.65	10.05	15.08	9.72	10.15	11.64

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices.

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Table 10 - Unaudited Income Statement Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues	$10,669	$11,103	$11,152	$11,138	$44,062	$11,135	$12,117	$12,066	$35,318
Cost of sales	9,153	9,496	9,690	9,601	37,940	9,577	10,255	10,118	29,950
Selling, general and administrative expenses	213	208	220	229	870	186	215	211	612
Research and development expenses	36	35	35	44	150	32	34	31	97

Operating income	1,267	1,364	1,207	1,264	5,102	1,340	1,613	1,706	4,659
Income from equity investments	59	43	61	40	203	61	68	64	193
Interest expense, net	(69)	(65)	(76)	(84)	(294)	(86)	(89)	(79)	(254)
Other income (expense), net	6	(9)	1	(13)	(15)	11	6	3	20

Income from continuing operations before income taxes	1,263	1,333	1,193	1,207	4,996	1,326	1,598	1,694	4,618
Provision for income taxes	357	410	339	30	1,136	383	425	434	1,242

Income from continuing operations	906	923	854	1,177	3,860	943	1,173	1,260	3,376
Income (loss) from discontinued operations, net of tax	(6)	4	(3)	(2)	(7)	1	3	(3)	1

Net income	900	927	851	1,175	3,853	944	1,176	1,257	3,377
Net (income) loss attributable to non-controlling interests	1	2	2	(1)	4	1	2	1	4

Net income attributable to the Company shareholders	$901	$929	$853	$1,174	$3,857	$945	$1,178	$1,258	$3,381

LyondellBasell Industries	13
www.lyondellbasell.com

Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2013					2014
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Pretax charges (benefits):
Impairments	$—	$—	$—	$10	$10	$—	$—	$—	$—
Insurance settlement	—	—	—	(25)	(25)	—	—	—	—
Settlement of environmental indemnification agreement	—	—	—	—	—	(52)	—	—	(52)
Loss on sale of investment	—	—	—	16	16	—	—	—	—
Lower of cost or market inventory adjustment	—	—	—	—	—	—	—	45	45

Total pretax charges (benefits)	—	—	—	1	1	(52)	—	45	(7)
Provision for (benefit from) income tax related to these items	—	—	—	4	4	—	—	(17)	(17)

After-tax effect of net charges (benefits)	$—	$—	$—	$5	$5	$(52)	$—	$28	$(24)

Effect on diluted earnings per share	$—	$—	$—	$—	$—	$0.09	$—	$(0.05)	$0.04

LyondellBasell Industries	14
www.lyondellbasell.com

Table 12 - Unaudited Cash Flow Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net cash provided by operating activities	$799	$1,246	$1,116	$1,674	$4,835	$801	$1,797	$1,434	$4,032

Net cash used in investing activities	(408)	(389)	(438)	(367)	(1,602)	(2,011)	(246)	(638)	(2,895)

Net cash provided by (used in) financing activities	(234)	(508)	452	(1,299)	(1,589)	(550)	(2,217)	(1,621)	(4,388)

LyondellBasell Industries	15
www.lyondellbasell.com

Table 13 - Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
(Millions of U.S. dollars)	2013	2013	2013	2013	2014	2014	2014
Cash and cash equivalents	$2,879	$3,233	$4,414	$4,450	$2,702	$2,030	$1,185
Restricted cash	6	2	4	10	3	2	—
Short-term investments	—	—	—	—	1,402	1,299	1,544
Accounts receivable, net	3,878	4,023	4,041	4,030	4,141	4,264	4,105
Inventories	5,270	5,197	5,382	5,279	5,589	5,326	5,359
Prepaid expenses and other current assets	622	577	784	830	1,156	784	739

Total current assets	12,655	13,032	14,625	14,599	14,993	13,705	12,932
Property, plant and equipment, net	7,779	7,979	8,223	8,457	8,556	8,740	8,600
Investments and long-term receivables:
Investment in PO joint ventures	401	409	423	421	424	418	397
Equity investments	1,607	1,622	1,615	1,629	1,693	1,702	1,690
Other investments and long-term receivables	421	231	164	64	62	58	54
Goodwill	582	588	598	605	605	602	576
Intangible assets, net	999	966	934	904	870	838	799
Other assets	233	221	229	619	624	593	583

Total assets	$24,677	$25,048	$26,811	$27,298	$27,827	$26,656	$25,631

Current maturities of long-term debt	$1	$1	$1	$1	$3	$3	$2
Short-term debt	115	114	114	58	58	55	56
Accounts payable	3,217	3,324	3,241	3,572	3,642	3,690	3,431
Accrued liabilities	1,217	1,047	1,528	1,299	1,477	1,310	1,460
Deferred income taxes	557	550	494	580	540	570	685

Total current liabilities	5,107	5,036	5,378	5,510	5,720	5,628	5,634
Long-term debt	4,307	4,306	5,774	5,776	6,766	6,766	6,753
Other liabilities	2,306	2,325	2,278	1,839	1,838	1,851	1,795
Deferred income taxes	1,277	1,312	1,472	1,659	1,677	1,623	1,574
Stockholders’ equity	11,641	12,032	11,874	12,478	11,791	10,753	9,843
Non-controlling interests	39	37	35	36	35	35	32

Total liabilities and stockholders’ equity	$24,677	$25,048	$26,811	$27,298	$27,827	$26,656	$25,631

LyondellBasell Industries	16
www.lyondellbasell.com